Exhibit 10.2

(Translated from German)

Copy: 07/11/2003

LEASE	[Handwritten: 2 copies]

between	[Handwritten: Attachment 1a]

GFW VERMÖGENSVERWALTUNG Georg and Fritz Wissler GbR,

Babenhäuser Strasse 4, 63762 Grossostheim

Telephone 06026/9747-0, Fax 06026/974740,

represented by General Manager Georg A. Wissler

- LANDLORD -

and

European Advanced Superconductors GmbH & Co. KG

Ehrichstr. 5, 63450 Hanau

Phone 0 61 81 / 38 - 22 90, Fax 0 61 81 / 38 - 8 22 90,

represented by its General Managers Dr. Helmut Krauth

and Mr. Walter Pölzl

- TENANT -

the following LEASE is concluded:

§ I.

Rental premises:

1. As owner, the landlord shall rent office building 3A and the adjoining warehouse 3B in the Hanau Industrial Park, Hafenstrasse 15/Ehrichstrasse 10, 63450 Hanau, to the tenant.

The rental of office building 3A takes place for the use of the commercial and technical administration of the tenant and Advanced Superconductors Verwaltungs GmbH.

Cables, superconductor spools, raw materials, packaging, etc. will be stored and shipped in warehouse 3B. Finished goods will be transported from Ehrichstrasse 5 to Ehrichstrasse 10. Moreover, in hall 3B light production will be sporadically carried out, e.g. a small lathe and cording machines will be installed.

2. Hall floor:

The hall floor consists of compacted earth, a gravel base course, a bituminous base course, asphalt and fine concrete surface and a coat of latex paint.

The hall floor is thermoplastic. It can support an evenly distributed surface load of 5,000 kg / m2 = 0.5 kg / cm2.

Load dividers shall be used if this surface load is exceeded. Allowable total pressure between load dividers and ground = 6 kg / cm2.

3. Storage takes place on a 120m-long storage shelf with 4 shelf levels. The maximum storage height due to ceiling sprinklers is: 6.50 m.

4. The landlord guarantees use of the hall, but not tenant installations within the context of the respective official and legal standards.

5. The rented usable building space amounts to 3,610 m2. The arrangement of the co-rented courtyard side wrap-around area and 20 automobile parking spaces in front of the office is evident from the enclosed layout.

6. According to DIN 277, upon a request from the tenant, the tenant and landlord shall jointly measure the rental area by no later than 09/15/2003; otherwise the cubic meters inserted in §III apply.

7. The description of the rental premises follows from the signed plans of the 07/11/2003, consisting of:

1)	No. 1031b layout	Building 3	07/11/2003

2)	No. 1031c plan + side view of hall	Building 3	07/11/2003

3)	No. 1031d plans of office + common areas	Building 3	07/11/2003

4)	No. 1031e cross section + longitudinal section of hall	Building 3	07/11/2003

5)	No. 1031f front + side view of office + common areas	Building 3	07/11/2003

8. In plans No. 1031b, 1031c and 1031d the surfaces are marked as follows:

- Buildings rented to the tenant	yellow

- Parking spaces rented to the tenant	green

- Rented wrap-around areas	blue

- Courtyard and street areas that the tenant uses together with other tenants	red

§II.

Beginning of the rental / Transfer / Term / Termination:

1.     The tenancy begins with the transfer of the rental premises, no later than 08/01/2003.

2.     For use prior to the 08/01/2003, a supplementary contract governing the following shall be concluded: security service, cleaning, liability for damages, transfer of risk, etc.

3.     Upon transfer, a written record that describes the condition of the rental premises upon occupation shall be prepared. This record is to be signed by both contractual parties.

4.     The tenancy is firmly concluded for a term of 5 years and 5 months and shall terminate on 12/31/2008 irrespective of the time of transfer.

It may be cancelled by each contractual party, with due observance of a notice period of 12 calendar months, effective at the end of the fixed term of the contract, that is, on 12/31/2008. Cancellation must take place by registered mail, return receipt requested. The day of the postmark shall prevail for the timeliness of the cancellation.

5.     If the tenancy is not cancelled according to the deadline pursuant to §II, Paragraph 4, then, after expiration of the fixed agreed contractual term, it shall be extended for an additional 2 years at a time. It can then be cancelled again within a notice period of 12 months, effective at the end of the extended term. This cancellation shall again take place by registered mail, return receipt requested. The date of the postmark shall prevail for the timeliness.

6.   Option:

The tenant has the right to extend the lease by 3 years, i.e. from 01/01/2009 until 12/31/2011. A new agreement regarding the rent that applies starting on 01/01/2009 shall be concluded.

The tenant must exercise of the option 12 months before expiration of the lease, i.e. by 12/31/2007, via registered mail, return receipt requested. The day of the postmark shall prevail for the timeliness of the option declaration.

After the option has been exercised, tenant and landlord shall arrange the new rent though mutual negotiation in good faith.

If an agreement should not be reached by 3 months before the end of the contract, then an independent, sworn expert appointed by the Hanau Chamber of Commerce and Industry shall set the rental price bindingly for both sides. The going rental market rate for equivalent premises in the Hanau / Frankfurt area is to serve as the basis. An arrangement based on the last paid rent is excluded.

The tenant and landlord shall share the costs of the arbitration proceedings equally.

7. The right to extraordinary termination for good cause remains unaffected.

§III.

Rent / ancillary expenses plus applicable VAT:

1.   The rent payment shall begin on 08/01/2003.

2.   Rent

The monthly rent is composed as follows:

a) The ground floor storage area - hall 3B

2.871 m2 @ €4.20		€12,058.20

b) Office + common areas - building 3A

Ground floor	250 m2
2nd Floor	245 m2
3rd Floor	244 m2

739 m2 @ €7.00		€5,173.00

c) Storage area and receiving - hall 3B
69 m2 @ €2.00 = €138.00
Unrented, but tenant must clean

d) Asphalted wrap-around area
Foyer courtyard side
50 x 5 m = 250 m2 @ €1.00		€250.00

e) Truck parking spaces on the ramp
3.0 m of x 20 m. 2 spaces @ €220.00 = €440.00
Unrented, but tenant must clean

f) Automobile parking spaces
asphalted marked automobile parking spaces
Front of office buildings 3A (block reduction)
20 spaces @ €20.00	€400.00

Net monthly rent	€17,881.20
plus 16% VAT	€2,860.99
Gross monthly rent	€20,742.19

3. Initial rent:

In order to help the tenant start, the monthly rent from 01/08/2003 to 12/31/2004 shall amount to:

Net rent	€17,881.20

minus discount	€4,499.20

reduced net monthly rent	€13,382.00

plus 16% VAT	€2,141.12

reduced gross monthly rent	€15,523.12

4. As 01/01/2005, the rent shall be paid according to §III, Paragraph 2.

5. Ancillary expenses

a) Heating costs:

Building 3B is heated by 2 light oil air heaters from tank 1; office building 3A by one light-oil hot water heater from tank 2. The tenant shall arrange for and pay for the business and maintenance costs incurred from the heating, operating and maintenance costs, e.g. fuel oil, electricity, maintenance, chimney sweep charges, etc. for the heaters.

The landlord shall arrange for and pay the repair and upkeep costs for the heating facility incurred from usual wear as well as costs incurred from fulfillment of legal requirements and charges.

b) Electricity

The power supply of buildings No. 3A + 3B takes place using the new community transformer plant with measurement of the low voltage in the individual buildings. The transformer station is operated by the Wideflex service company.

Electrical consumption is recorded by a meter in building 3B, read off monthly and calculated at the conventional rates of WIDEFLEX, which are calculated on the basis of delivery + measured consumption, line transmission losses, operating and maintenance costs, including depreciation of transformer station, high voltage switching system, low voltage main distribution board, low voltage cable network, secondary distributions, etc.

The present price of electricity per KWH of effective electricity, including delivery, amounts to €0.12 plus government electricity taxes EEG [Erneuerbare-Energien-Gesetz, Renewable Energy Act], KWKG [Combined Heat & Power Act, Kraft-Wärme-Kopplungsgesetz] + VAT. WIDEFLEX GmbH reserves the right to adjust the price of electricity in such a manner that it will pass on to the tenant any price reduction or increase offered by the electricity supplier.

c) Water / sewage fees:

The water and sewage fees are recorded by separate water meters and, in accordance with the rates of the city of Hanau, will be billed to the tenant for water and sewage together at €4.03 / cbm plus reading expenses + VAT.

d) Garbage collection:

If the tenant takes advantage of municipal garbage collection, then the tenant shall pay the costs directly to the garbage collection service.

e) Cleaning of the rental areas:

The tenant shall clean the rental areas at weekly intervals in such a manner that the premises will always make an impression of good care.

In addition, after a period of 2 years, a cleaning company shall perform a thorough cleaning at the expense of the tenant, so that the standard of tidiness that existed upon transfer remains upheld.

f) Property taxes:

The tenant shall assume the property taxes incurred for the rented building No. 3A, as well as 3B, with wrap-around + parking areas.

6. Ancillary rental expenses for outdoor installations:

The Hanau Industrial Park is a privately operated industrial and commercial area with extensive gate and fence systems, green spaces and lighting installations, etc.

WEDEFLEX GmbH takes care of these common facilities used by all tenants and are keeps them in good condition. The operating and maintenance costs for the outdoor installations, including lighting and security service, are determined for the tenants of the entire Hanau Industrial Park at the end of the year with the expenses verified by an expert, and are apportioned on the basis of heated rental space.

This service includes:

a) Street cleaning:

Halves of Hafenstrasse and Ehrichstrasse, as well as area of the Hanau Industrial Park along the harbor rail track as per Hanau city statutes.

Cleaning the mutually used asphalted private streets, open surfaces and parking places in the Hanau Industrial Park on a basis of up to 26 cleanings per year, including ditch and gully cleaning.

b) Winter service:

Performance of winter service (snow areas and strewing ice dispersants) on the rented open surfaces, the commonly used streets, the parking areas and the apportioned local streets.

c) Green space:

Care of the green space in the entire Hanau Industrial Park on a basis of approximately 15 mowings in the area of the lawn and embankment surfaces, approximately 6 cultivation efforts in the planted area (conifers and groves), approximately 3 weed removal efforts along the edges of streets and edge area of the hall, including trash pick-up, fertilizing, maintenance of the fences and gates with part-time security service.

d) Outside lighting:

Maintenance of the outside lighting and anti-theft lighting, including replacement of used lighting materials, daylight control switches, etc.

e) Guard and security service:

Because of its size and the high value goods stored there, the Hanau Industrial Park is closed and lock-controlled on weekdays, Saturdays, Sundays and holidays at about 9:00 PM.

The lock service is organized by WIDEFLEX GmbH and is carried out by a security company.

The gate keeper of VAC, Ehrichstr. 5, receives a key for the entry gate at Ehrichstrasse 10.

f) Prepayment:

The monthly prepayment amounts to:

Usage areas of buildings No. 3A + 3B

3,610 m2 @ €0.22	€794.20
plus 16 percent VAT	€127.07
€921 27

g) It is intended to introduce guard service for the Hanau Industrial Park for halls 1, 2, 3 + 4 during the period from 6:00 PM until 07:00 AM and on Saturdays, Sundays and holidays. WIDEFLEX GmbH will determine a security company through a request for bids and commission it in coordination with the tenant. The tenants shall bear the costs through allocation.

7. Sprinklers:

Hall No. 3B is protected by a ceiling sprinkler system, protection class BG 4.2 with a watering rate of 7.5 mm / min. A sprinkler center in the basement of building 3C supplies the system.

The operating and maintenance costs, e.g. electricity, water, heating, depreciation, visual inspection, weekly alarm testing and biannual examination by VDS or an equivalent organization, e.g. TÜVS [Technical Inspection Association], experts, are apportioned to the tenants of the sprinkler-equipped buildings (halls No. 1, 2 + 3) pro-rated by area and paid for by the respective tenants. The monthly prepayment currently amounts to:

Sprinkler-equipped roof deck + shipping of ceiling:

2,940 m2 @ €0.10	€294.00
plus 16% VAT	€47.04
€341.04

8. a) One-time ancillary expense for address signs:

The landlord shall install anodized, engraved aluminum signs 30 x 60 cm. for the Industrial Park signage at the entrance to office building No. 3A and hall 3B, The tenant shall bear the costs for these signs, as well as for their installation and removal after rental.

The costs amount to:

5 signs of 30 x 60 cm @ €55.00	€275.00

20 parking space signs 50 x 8 cm @ €20.00	€400.00

Total	€675.00

plus 16% VAT	€108.00

€783.00

b) Special sign:

The tenant is allowed to install a company sign approved by the landlord of approximately 60 x 180 cm on the green strip between the parking space and Ehrichstrasse at a distance of 1.5 m to the fence.

The production of the foundation, the frame, etc. are to take place under the construction management of Wideflex GmbH.

9. Due date:

a) The rent shall be paid in advance to the landlord into an account to be named by him at no charge if paid by 5th business day of the month. Currently, this account is: the rental account of GFW Vermögensverwaltung; account number 34322, Bank Routing Code 795 500 00, Sparkasse Aschaffenburg-Alzenau, 63739 Aschaffenburg, Friedrichstrasse 19.

b) The ancillary expenses shall be paid in advance to the account of WIDEFLEX, GmbH, at the branch of the Bayerische Vereinsbank Grossostheim, account number 6815049, Bank Routing Code 795 200 70, at no charge if paid by the 5th business day of the month.

10. Billing period ancillary expenses + rent ancillary expenses:

The settlement of the ancillary expenses takes place through the housing office of WIDEFLEX, Grossostheim.

Electricity costs and water and sewage fees are read and calculated monthly. The rent ancillary expenses for outdoor systems and sprinklers are charged annually. The final settlement shall occur no later than 6 months after the end of the year.

11. Benefit clause:

The ancillary expenses listed in §III, Paragraphs 5, 6 and 7 correspond to the most favorable customary price of comparable premises.

The landlord pledges that no additional costs beyond these most favorable customary prices shall be charged. The customary most favorable local price within the meaning of this clause shall be determined by a publically employed, sworn expert assigned by the landlord.

§IV.

Contractual exclusion of set-off / Retention / Rent reduction:

Vis-à-vis the landlord’s claims to payment for the rent and the contractually agreed ancillary expenses, an offsetting with counterclaims by the tenant is excluded unless the claim was previously expressly acknowledged in writing on the part of the landlord or legally established by judicial judgment. The exercise of a right to retention by the tenant versus the landlord’s claims for payment from this contract is excluded.

A reduction in the rent is then allowable only if the tenant announces in writing, at least one month in advance, its intention to reduce the rent and demands that the landlord eliminate the rental defect within a reasonable time.

§ V.

Value protection clause:

a) The rental fees listed in § III, No. 2 are valid until 12/31/2008.

b) In consideration of the long term rental period that is automatically extended in lieu of cancellation, the contracting parties agree that a corresponding adjustment of the rent shall take effect on 01/01/2009 through alteration of the rent, provided the price index of all private households is increased or decreased by 10 points according to information by the Federal Office of Statistics in Wiesbaden vs. the index determined on the reference date = 08/01/2003, based on the base index of 2000 = 100 points.

Several increases or decreases shall be calculated together by adding the number of points.

c) If an adjustment in the rent has occurred, then such an adjustment shall again occur if an increase or reduction of at least 10 points has occurred during the further term of the contract vs. the date of the last adjustment.

d) In each case of an increase or reduction by 10 points, the last effective rent shall increase or decrease by 1/2% per full index point on the first of the month in which the full 10 points are reached.

Example:

If an increase of 10 points ensues during the period from 08/01/2003 to 12/31/2008, then the rent will increase by 10 x 0.5% = 5.0% on 01/01/2009. The same applies to a reduction.

§VI.

Change of use / sub-rental:

1.   Every change of use of the rental premises requires the landlord’s prior written consent. Any officially necessary announcements, notifications or authorizations are exclusively incumbent on the tenant. The landlord shall give the tenant the necessary support.

The landlord is entitled to refuse consent if the intended change of use endanger the landlord’s own interests that are worthy of protection.

2.   The landlord’s prior written consent is required for sub-rental.

§VII.

Installations and other measures for the use of the rental premises

1.  The tenant is obligated to treat the rental premises carefully and gently.

2.  Emission limits: The rental premises are located on the waterfront beside a mixed-use area. The following limits currently apply:

The storage area in hall 3B can be operated 24 h. Maximum emission in hall 3B = 78 dB (A).

In the period from 10:00 PM - 6:00 AM, the windows and the gate to the harbor railway track must be kept locked.

During the period from 6:00 AM - 10:00 PM, truck frequency is restricted to 30 deliveries/pick-ups.

Between 10:00 PM and 6:00 AM, no truck traffic shall take place, except in emergencies.

3.  The tenant is entitled to perform necessary installations that are normal for the purpose of the rental, subject to the following Paragraphs 4 and 5, at his own expense.

For all architectural alterations during the rental period, the tenant must obtain the landlord’s prior written consent with an enclosure of plans.

The landlord is entitled to refuse consent if the planned measures impair his interests or endanger the rental premises. The tenant shall assume the obligation to reverse the constructional changes and the associated costs for all installations, e.g. shelving and cable networks, etc.

4.  Palette shelving: After presenting plans and obtaining the approval of the landlord, the tenant shall be allowed to install palette shelving on U-300 loaders up to a maximum storage height of 6.5 m.

The load capacity of the hall flooring amounts to 5,000 kg/m2 = 0.5 kg/cm2 of an equally distributed surface load. If this surface load is exceeded, then load dividers of, for example, U-300 rails or in the case of machines, load dividing steel plates, are to be used. Allowable total pressure between load dividers and asphalt flooring = 6 kg / cm2.

5.  The tenant shall bear all costs possibly incurred by the landlord, such as planning costs, license fees, contributions, investment costs, etc. for installations and facilities on the part of the tenant.

Should development and/or connection costs be incurred as a result of the tenant’s installations, the tenant shall reimburse the landlord for these.

To the extent that installations and rebuilding by the tenant impair the usage of the rental premises, a decrease in the rent is excluded.

6.  Use of lifting appliances:

Only electrically powered forklifts may be used in hall 3B. Forklifts with combustion engines are not allowed. Only 4-wheel forklifts with air tires be used in the hall, and their contact surface pressure, that is, tires to hall flooring, may not exceed 6 kg / cm2. The use of 3-wheeled forklifts with rear-drive is excluded. Only hand lifting carts, electric pallet trucks, etc. can then be used, if the allowable contact surface pressure of 6 kg / cm2 is not exceeded.

§ VIII.

Liability of the contracting parties / Fire insurance costs / Maintenance:

1.   Damages that appear on the rental premises are to be immediately announced to the landlord. Damages to the rental premises are to be categorically eliminated by the tenant. If there is imminent danger, then the tenant should initiate the necessary measures at the landlord’s expense. The tenant must, however, inform the landlord by telephone in advance.

2.   The tenant shall be liable for minor and small repairs up to €200.00 in individual cases, not to exceed an annual amount of € 2,000.00 during a calendar year. They are to be carried out and paid for by the tenant.

3.   The tenant shall carry liability insurance for the operation of office building No. 3A and warehouse No. 3B, including the surrounding streets, open, parking and additional areas.

4.   The tenant bears the risk for fire, water, also rainwater, storms, break-ins, theft, etc, for the goods brought into the rental areas and for damages to the buildings originating from break-in and theft, as well as vandalism. Upon request, the tenant must prove to the landlord that it has concluded the pertinent insurance. To the extent that a risk cannot be insured by the tenant, the landlord shall contract the insurance. The tenant shall bear the costs (premiums) arising from this.

5.   The landlord carries the building fire insurance with respect to the empty building. The tenant carries the increase in premium in the building fire insurance arising from the commercial use. The landlord shall present the tenant with the building fire insurance premium and also calculate the increase for the tenant, presenting a copy of the premium invoice. The additionally calculated premium amount is due upon billing.

6.   Waiver of recourse:

In the case of injuries to persons or damages to things, or assets for which the landlord or WIDEFLEX GmbH and their employees are responsible, e.g. fire or explosion, the tenant and his insurance waive claims against these, in so far as the total damage exceeds the coverage obligation of the landlord’s liability insurance as well as that of WIDEFLEX.

This coverage obligation amounts to € 5.0 million for personal injury + material damages, € 0.5 million for property damages. The tenant is to prove waiver of recourse to his insurance upon request by the landlord.

7.   The landlord shall carry out and pay for repairs of the rental premises caused by wear, e.g. roofing, walls, floors, windows, doors, gates, heaters, sanitation facilities, electrical systems (not lighting and lighting materials), etc.

Renovation of the carpet flooring due to wear shall be performed by the landlord at the tenant’s expense.

If the tenant damaged and/or altered the rental premises, then elimination of the damage is to be carried out by the landlord. The repair costs are to be paid by the tenant. This also applies to damages that are created by suppliers, customers, visitors or employees or others of the tenant’s persons.

8.   The building is to be handed over in renovated condition with new lighting elements in accordance with the transfer record.

9.   The tenant shall carry out cosmetic repairs of the rental premises that arise through contractually appropriate use, e.g. painting, including necessary preparation, in the interior of the buildings, arranged by the tenant during the rental period. Such work shall be carried out at intervals of at least 5 years or earlier if necessary, so that the building always provides the impression of being clean and well-maintained.

Upon the transaction of cosmetic repairs, materials that are the same in color and quality, as upon arrival, are to be used. The tenant is to receive a description of the dispersion paint and the polyurethane lacquer.

10. Tenant and landlord are obligated to keep the common entry and exit routes and fire department accesses open at all times.

§ IX.

Court of arbitration agreement:

For the elimination of disagreements between tenant and landlord over the amount of the rent, repair costs, etc. the following court of arbitration agreement is concluded:

Each side shall name a BTE expert as a referee. These will pick another BTE expert before the beginning of the procedure as a chief referee. Both referees will prepare an expert opinion together and try to agree. If no agreement should come about, the chief referee shall decide bindingly and finally.

The costs of the procedure are carried by both sides, shared equally by way of amicable agreement. Upon a decision by the chief referee, the losing party shall carry the costs.

§ X.

Surety:

a)   For the protection of all claims of GFW VERMÖGENSVERWALTUNG arising from this lease, the tenant shall submit a directly enforceable, unconditional, time-unlimited security payable on first demand drawn on a major German bank, savings bank or public legal regional bank in the amount of €160,000.00.

The fulfillment of this obligation is a prerequisite for the validity of this contract. GFW VERMÖGENSVERWALTUNG commits itself to store this security document and not to grant a loan on it or pass it on.

GFW VERMÖGENSVERWALTUNG shall assume 50% of the commission to be paid by the tenants for the bank security; but not to exceed 0.5% per annum from the security sum of €160,000.00.

The tenant invoices the landlord for this participation in the commission for the guarantee 3 months after the beginning of each rental year.

Return: Pending non-utilization, the landlord agrees to return the security on 02/28/2009.

b)   Landlord and tenant intend to replace the security with a letter of intent from the parent company, the amount and extent of liability of which is yet to be declared.

XI.

Completion of the tenancy / Return / Compensation:

1.   At the end of the tenancy, the rental premises shall be emptied and thoroughly cleaned by good professional companies and renovated again for return. For the renovation, the same materials in color and quality, present upon entry, are to be used. The tenant is to receive a description of the dispersion paint and the polyurethane lacquer.

2.   The landlord is willing to carry out the thorough cleaning and renovation through professional companies subject to the construction management of Wideflex GmbH in return for reimbursement of the costs.

3.   Repair costs for the elimination of damages to the rental premises, that, e.g., originated through the dismantling of the tenant’s business facilities, are to be reported to the landlord.

4.   The premises are to be handed over with new lighting elements. Upon return of the building, the tenant shall reimburse the landlord for the costs or replacing the lights.

5.   Upon return of the rental premises, a written transfer record shall be prepared and signed by the participants. The condition of the rental premises must be in accord with this upon its return.

§XII.

Other agreements:

1.   During office hours, the landlord himself or his authorized agents are entitled, after prior announcement, to view the rental premises.

2.   After announcement of such, the service company WIDEFLEX is entitled to enter the building for the purpose of conducting service work and readings at the end of the month.

3.   The tenant shall give Wideflex property management a set of keys in a sealed envelope, which will be stored in the safe, for fulfilling official duties in case of danger (fire, breaking of water pipes, short circuits, etc.).

The key is to be used only in the event of immediate danger and under supervision. On the following day, the usage shall be reported to the tenant and the keys will again be handed over to the housing office for storage in a re-sealed envelope. The tenant has the right to inspect the seal.

4.   Security keys: At his expense, the tenant shall install a locking system in the access and storey doors in buildings No. 3A and 3B. The heating room door is to receive a cylinder from the Wideflex locking system. The tenant shall receive a key.

5.   Only Mr. Georg A. Wissler, Babenhäuser Strasse 4. 63762 Grossostheim. is authorized to make legally valid statements to the tenant and to receive all declarations on the part of the tenant vis-à-vis the landlord.

6.   Should any provision of this be or become invalid, the remaining provisions shall remain unaffected thereby. The contractual parties are to replace the invalid provision with a valid provision that comes as close as possible to the meaning and economic purpose of the original provision.

7.   Changes and additions to this contract, including revocation of this requirement of written form itself, must be in writing to be valid.

8.   Aschaffenburg is the site of jurisdiction and venue and place of performance for all obligations arising from this contract for both contracting parties.

9.   ENCLOSURES:

The following are enclosed with this contract:

1)	No. 1031b layout	Building 3	07/11/2003

2)	No. 1031c ground plan + side view of hall	Building 3	07/11/2003

3)	No. 1031d ground plan of office + common areas	Building 3	07/11/2003

4)	No. 1031e cross section + longitudinal section of hall	Building 3	07/11/2003

5)	No. 1031f façade + side view of office + common areas	Building 3	07/11/2003

Grossostheim, 07/11/2003	Hanau, 07/24/2003
/s/ Georg A. Wissler	/s/ Burkhard Prause

GFW Vermögensverwaltung
Georg + Frits Wissler GbR

European Advanced Superconductors GmbH & Co. KG
Ehrichstrasse 5, D 63450 Hanau
European Advanced Superconductors GmbH & Co. KG

Copy: Bldg. 3 C IHP [Industrial Park] Hanau dated 07/21/2008

LEASE

Between	[Handwritten: Attachment 1b]

GFW VERMÖGENSVERWALTUNG Georg and Fritz Wissler GbR.

Babenhäuser Strasse 4, 63762 Grossostheim

Telephone 06026/97470, Fax 06026/974740,

represented by General Manager Georg A. Wissler

- LANDLORD -

and

European Advanced Superconductors GmbH & Co. KG

Ehrichstrasse 10, 63450 Hanau

Phone 0 61 81 / 4384-4100, Fax 0 61 81 / 4384-4400,

represented by its General Managers Dr. Burkhard Prause and

and Dr. Klaus Schlenga

- TENANT -

the following LEASE is concluded:

§ 1. Rental premises

1.1 As owner, the landlord shall rent the tenant a partial area of 1,180 m2 of the 2,660m2-sized ground level of the recently renovated production and warehouse No. 3C in the Hanau Industrial Park, Hafenstrasse 15, 63450 Hanau.

1.2 The rented partial area is separated from the remaining partial area of building 3C by a wire fence with privacy screen. Access to the rental premises takes place through rolling gate No. 4 as well as through the steel doors next to rolling gate No. 4.

1.3 The total rented area amounts to 1,180 m2. The arrangement of the co-rented wrap-around area is evident from layout No. 1034b, enclosed as Attachment 2.

1.4. According to DIN 277, upon a request from the tenant, the tenant and landlord shall jointly measure the rental area by no later than 01/10/2008; otherwise the cubic meters inserted in §1.1 shall apply.

1

1.5 The spatial division of the rental area follows from the enclosed signed plans of the 07/02/2008, which are the basis of this contract, consisting of:

No. 1034a	Area plan of Hanau Industrial Park

No. 1034b	Layout of hall 3C

No. 1034c	Ground plan of hall 3C

No. 1034d	Side views of hall 3C rear and front view

No. 1034e	Cross section + longitudinal section of hall 3C

1.6 In layout No. 1034b, the areas are designated as follows:

- Buildings rented to the tenant	yellow

- Rented wrap-around areas	blue

- Courtyard and street surfaces that the tenant uses together with the other tenants in the Hanau Industrial Park for entering
and exiting.	red

§ 2 Purpose of the rental

The rental shall be used for storing documentation, packaging material and machine parts.

Any change in use requires the landlord’s prior written consent. The tenant shall be responsible for any officially necessary announcements, notifications or authorizations with the agreement of the landlord. The landlord is entitled to refuse consent if the intended change of use endanger the landlord’s own interests that are worthy of protection.

§ 3 Term of the rental / Transfer / Cancellation

3.1 Tenancy begins on 06/30/2008 and is firmly concluded for a term of 3 years and 6 months, i.e. until 12/31/2011.

3.2 The landlord and/or his authorized agents shall install the fence system and perform the necessary electronic work within the first two months after initiation of the rental. The landlord and/or his authorized agents are entitled to enter the rental premises for this purpose in coordination with the tenant.

3.3. Upon transfer of the rental premises, a written record that describes the condition of the rental premises shall be prepared. This record is to be signed by both contracting parties.

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3.4 It may be cancelled by each contractual party, with due observance of a notice period of 12 calendar months, effective at the end of the fixed term of the contract, that is, on 12/31/2011. The cancellation must take place by registered mail, return receipt requested. The day of the postmark shall prevail for the timeliness of the cancellation.

3.5 If the tenancy is not cancelled in a timely fashion as per §3.4, then, after expiration of the fixed agreed contractual term, it shall be extended for an additional 2 years at a time. It can then be cancelled again with a notice period of 12 months, effective at the end of the extended term. This cancellation must take place by registered mail, return receipt requested. The day of the postmark shall prevail for the timeliness.

3.6 Special right of termination:

Irrespective of the foregoing regulations, a unique special right of termination is afforded the tenant for the first time after 18 months, that is, on 12/31/2009, in the event that the tenant relinquishes the location in Hanau. This special termination must take place in writing by registered mail, return receipt requested, with observance of a notice period of 12 months, that is, no later than l2/31/2008. The day of the postmark shall prevail for the timeliness.

3.7 The tenant and landlord are to agree in mutually loyal negotiation to a new rental price to take effect on 01/01/2012.

If an agreement should not be reached by 3 months before the end of the contract, then an independent, sworn expert appointed by the Hanau Chamber of Commerce and Industry shall set the rental price bindingly for both sides. The going rental market rate for equivalent premises in the Hanau / Frankfurt area is to serve as the basis.

The tenant and landlord shall share the costs of the arbitration process equally.

3.8 The right to extraordinary termination for good cause remains unaffected by the foregoing regulations.

3.9 If the tenant continues the use of the rental premises after the end of the rental period, then the tenancy is not regarded as extended. §545 of the German Federal Civil Code is excluded. Continuation and renewal of the tenancy after its expiration must be arranged in writing anew.

§ 4 Rent / ancillary expenses

4.1 Starting rent:

In order to help the tenant start, the monthly rent for the period from 06/30/2008 to 12/31/2009 shall amount to:

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a) Usable hall area on ground floor, hall 3C

1,180 m2 @ €3.00	€3,540.00

b) Hall court yard side

40 x 5 m = 200 m2

200 m2 @ € 0.50	€100.00

reduced monthly rent	€3,640.00

plus 19% VAT	€691.60

reduced total monthly rent	€4,331.60

4.2 From 01/01/2010 to 12/31/2011 the monthly rent shall be composed as follows:

a) Usable hall area on ground floor, hall 3C

1,180 m2 @ € 3.80	€4,484.00

b) Wrap-around area court yard side

40 x 5 m = 200 m2

200 m2 @ € 0.50	€100.00

Monthly rent	€4,584.00

plus 19% VAT	€870.96

Total monthly rent	€5,454.96

4.3 In addition to the total monthly rent, the following ancillary expenses are to be paid by the tenant:

a) Heating costs: Building No. 3C is heated by 2 light-oil-fueled air heaters. One air heater is in the portion of the hall rented by the tenant; another air heater is presently in the unrented portion of the hall.

The following regulation applies until rental of the remaining partial area of 3C: The entire hall 3C will be heated at 12° C in order to avoid damage to the hall structure.

The oil consumption of the two air heaters is recorded by oil meters. The sum of these two meters shall be apportioned between the tenant and the landlord per m2 of heated hall area. The same applies for the costs of refueling as well as the incurred operating and maintenance costs, e.g. fuel oil, electricity, burner maintenance, boiler maintenance, chimney sweeps, etc. WIDEFLEX GmbH will purchase the oil centrally.

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At the rented residual surface, building 3C, the following regulation applies:

Twenty percent of the heating costs will be charged to the users of the hall on the basis of the consumption measured by the respective oil meters, while the remaining 80% of the heating costs will be proportionately charged to the respective users of the hall per m2 of their rental area.

The same shall apply to the costs of refueling as well as the incurred operational and maintenance costs, e.g. fuel oil, electricity, burner maintenance, boiler maintenance, chimney sweeps, etc. WIDEFLEX GmbH will purchase the oil centrally.

With respect to both of the above regulations, the landlord shall arrange for and pay the repair and upkeep costs for the heating facility incurred by usual wear as well as costs incurred by fulfillment of legal requirements and charges.

b) Outdoor facilities: WIDEFLEX GmbH takes care of the communal installations used by all tenants of the Industrial Park South and keeps them in good condition. These consist of:

• Street cleaning: Cleaning of equal parts along Hafenstrasse and Ehrichstrasse as well as surfaces along the harbor rail track of the communal street, Stockstädter Strasse. Cleaning of the private streets, open areas, wrap-around areas and park areas in the Hanau Industrial Park including ditch and gully cleaning according to the statutes of the city of Hanau

• Winter service: Performance of winter service (snow areas and strewing ice dispersants) in the rented open surfaces, the communally used streets, the parking areas and the apportioned local streets.

• Green space: Care of the green space in the entire Hanau Industrial Park, including waste elimination, fertilizing, maintenance of the fence installation and the gates with apportioned security services.

• Outside lighting: Maintenance of the outside lighting and anti-theft lighting, including replacement of used lighting materials, daylight control switches, etc.

• Control and locking services: Because of its size and the high value goods stored there, the Hanau Industrial Park is closed and lock-controlled on weekdays, Saturdays, Sundays and holidays at about 9:00 PM.

The locking service is organized by WIDEFLEX GmbH and is carried out by a security company.

Prepayment:

The monthly prepayment amounts to:

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Usable surface for building No. 3C

1,180 m2 at € 0.20	€236.00

plus 19% VAT	€44.84

€280.84

c) Sprinklers:

Hall No. 3C is protected by a ceiling sprinkler system, protection class Bg. 4.2 with a watering rate of 7.5 mm / min. The system was erected with due observance of the technical guidelines of the VDS and is supplied by a communal center under building No. 3C. WIDEFLEX GmbH operates the sprinkler center.

The operating and maintenance costs, e.g. electricity, water, fuel, heater, depreciation, daily visual monitoring, weekly alarm testing, annual inspection by VDS or an equivalent organization, such as, e.g. TÜV, experts, are apportioned to the tenants of the sprinkler-equipped buildings (halls No. 1 + 2 + 3) by proportionate surface area and are to be paid by the respective tenant.

Prepayment:

The current monthly prepayment in relation to the sprinkler-equipped ceiling surface amounts to:

1.180 m2 @ € 0.10	€118.00

plus 19% VAT	€22.42

€140.42

d) The current monthly ancillary expense prepayments taken together amount to € 421.26, including VAT

4.5 Due dates

a) The rent shall be paid in advance to the landlord into an account to be named by him at no charge by 5th business day of the month. Currently, this account is the rental account of GFW Vermögensverwaltung, account No. 34322, bank code no. 795 500 00, Sparkasse Aschaffenburg-Alzenau, 63739 Aschaffenburg, Friedrichstrasse 19.

b) The ancillary expenses shall be paid in advance to the account of WIDEFLEX, GmbH, at the branch of the Bayerische HypoVereinsbank Grossostheim, account number 6815049, Bank Routing Code 795 200 70, at no charge if paid by the 5th business day of the month.

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4.6           Settlement of the ancillary rental expenses:

The ancillary rental expenses listed under paragraph 4.4 are to be charged proportionately through WIDEFLEX GmbH as follows. The prepayments are credited to the final settlement:

a) The billing period for the heating costs is from 06/01 until 05/31 of the subsequent year. The final settlement shall take place no later than 12 months after the end of the billing period.

b) The billing period for the remaining ancillary rental expenses is the calendar year of 12 months. The final settlement shall take place no later than 12 months after the end of the billing period.

§ 5 Electricity delivery contract

Electricity delivery takes place through WIDEFLEX GmbH. Upon signing this contract, this will be regarded as a delivery contract for electricity between EAS, Hanau, and WIDEFLEX GmbH for the rental premises in the partial area of 3C.

Electricity:

The power supply for building No. 3C with a connected load of approximately 300 kilowatts takes place via the 800 KVA communal transformer plant with measurement of the low voltage in the individual buildings. The transformer station is operated by WIDEFLEX GmbH.

The electricity use is recorded by meters in building No. 3C, read monthly and is calculated at the conventional rates of WIDEFLEX GmbH, consisting of delivery + measured consumption, transformer + line transmission losses, operating and maintenance costs, including depreciation of the transformer station, high voltage switching system, low voltage main distribution board, low voltage cable network, secondary distributions, etc.

The present price of electricity per kWh of effective electricity, including delivery, amounts to €0.1403 plus applicable fees such as government electricity taxes (EEG, KWKG) + VAT. WIDEFLEX GmbH reserves the right to adjust the price of electricity in such a way that it will pass on to the tenant any price reduction or increase offered by the electricity supplier.

§ 6 Benefit clause

The ancillary expenses named in §4.4 correspond to the most favorable customary price of comparable industrial parks in Hanau.

The landlord pledges that no additional costs beyond this most favorable customary price shall be charged. The customary most favorable local price within the meaning of this clause shall be determined by a publically employed, sworn expert assigned by the landlord.

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§ 7 Property taxes / Deposit fee

7.1 The tenant assumes the proportionately accruing property taxes for a surface area of 1,180 m2 + wrap-around area of 200 m2 for the property parcel No. 071-20/24 for the amount of currently approximately €274.17 per month.

7.2 Since 01/01/2004, the city of Hanau has levied a charge for rainwater. The proportionately calculated costs from this in the amount of approximately €485.88 per month for the entire rental premises on the property parcel No. 071-20/24 are to be proportionately assumed by the tenants. WIDEFLEX GmbH brought a suit against this decision. If the suit should not be upheld, then the proportionate fees incurred by the tenants shall be determined by a subsequent billing supplementary to this settlement.

§8
Contractual Exclusion of Set-Off / Retention / Rent Reduction:

Vis-à-vis the landlord’s claims to payment for the rent and the contractually agreed ancillary expenses, an offsetting with counterclaims by the tenant is excluded, unless the claim was previously expressly acknowledged in writing on the part of the landlord or legally established by judicial judgment. The exercise of a right to retention by the tenant versus the landlord’s claims for payment from this contract is excluded.

A reduction in the rent is then allowable only if the tenant announces in writing, at least one month in advance, its intention to reduce the rent and demands that the landlord eliminate the rental defect within a reasonable time.

§ 9 Sub-rental

The landlord’s prior written consent is required for sub-rental. The landlord is entitled to withhold his consent given serious reasons that reside in the person or company of the subtenant.

§ 10 Installations and other measures for the use of the rental premises

10.1 The tenant is obligated to treat the rental premises carefully and gently.

10.2 Emission limits: The rental premises are located on the waterfront of the city of Hanau that operates 24 hours a day. Emission guidelines are assigned:

a) On all sides around the line of the harbor railway running around the industrial premises between the northeastern side of the company grounds and harbor basin situated on the southwest:

days (6:00 AM to 10:00 PM)	67 dB (A)
nights (10:00 PM to 6:00 AM)	67 dB (A)

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b) between line of the harbor railway running northeast of the company grounds and Kinzigheimer Weg:

days (6:00 AM to 10:00 PM)	62 dB (A)
nights (10:00 PM to 6:00 AM)	47 dB (A), (windows and doors on the north side are to be kept locked)

10.3 Shelving: After presenting plans and obtaining the landlord’s consent, the tenant shall be allowed to install shelves up to a height of 6.20 m (top edge), in which case the shelf feet are to be placed on U 300 weight dividers (according to the photo, Attachment No. 6).

Storage up to a storage height of 6.20 m (top edge); however a maximum up to the limit of the VDS ceiling sprinkler system, protection class BG 4.2, water installment of 7.5 mm is possible.

10.4 Hall flooring: The load capacity of the hall flooring amounts to 5,000 kg/m2 = 0.5 kg/cm2 of surface load. The allowable contact surface pressure between wheels and the floor plate is restricted to 8 kg / cm2. If higher point loads are necessary, then load distributing steel plates are to be used. For the shelves, U300 pressure distribution rails are to be used.

10.5 Use of forklifts / transportation and lifting equipment:

The allowable contact surface pressure of the hall flooring amounts to 8 kg / cm2. The use of 3-wheeled, reach trucks with small, hard rollers that have a contact surface pressure of up to 50 kg / cm2 is not allowed. In the hall, pneumatic-tired 4-wheeled forklifts with a pressure strain of up to 6 kg / cm2 may be used. The use of other forklifts and electric pallet trucks with a contact surface pressure < 6 kg / cm2 is allowed only if the vehicles are parked on pressure-distributing, 5-mm-thick steel sheet metal during the night and during breaks and/or while not being operated. Upon termination of the lease, the landlord shall not hold the tenant liable for ruts / damage to the flooring up to a depth of 2 mm.

10.6 The tenant is entitled to undertake installations that are necessary for the purpose of the rental at his own expense. For necessary structural changes during the rental period, the tenant must obtain the landlord’s written consent in advance upon submission of the plans. The landlord is entitled to refuse consent if the planned measures impair his interests or endanger the rental premises. To the extent that use of the rental premises is affected by this remodeling, a reduction in rent is excluded. For all installations, the tenant shall reverse the structural changes and assume the associated costs.

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10.7 The tenant is responsible for cleaning the rental areas. The cleaning is to be carried out at weekly intervals in such a way that the rental premises will always make an impression of good care.

The landlord recommends that the tenant let the building be thoroughly cleaned by a building cleaning company at regular intervals at the tenant’s expense such that the standard of tidiness that existed upon transfer is upheld.

10.8 The tenant and the landlord commit themselves to keep the common entry and passage ways open. In addition, care shall be taken that approaches, exit ways and circular ways are kept open, especially for fire fighters.

§ 11
Minor repairs, Cosmetic repairs

11.1 Damages that appear on the rental premises are to be immediately announced to the landlord. If there is imminent danger, then the tenant should initiate the necessary measures at the landlord’s expense. The tenant is, however, to inform the landlord by telephone in advance.

11.2 The landlord shall carry out and pay for necessary repairs of the roof and walls (all work that pertains to maintenance of the substance of the building, that is, the exterior walls, the weight-bearing parts / walls, the foundation, the outside façade, etc.). If the tenant is also responsible for damages to the roof and walls of the rental premises, then he must reimburse the landlord for these repair costs. This also applies to damages that are created by suppliers, customers, visitors or work forces and other persons of the tenant.

The landlord shall assume the costs for repairing ruts in the asphalt flooring of up to a depth of a maximum of 2 mm. The tenant shall assume the repair costs for restoring the asphalt flooring for ruts in excess of 2 mm.

11.3 The tenant shall bear the cost of minor and small repairs in the rental premises, provided the costs do not exceed €200.00 in the individual case. The tenant’s total obligation for costs for minor and small repairs that he is to bear is restricted to a limit of € 2,000.00 per calendar year.

11.4 The tenant is to carry out the necessary cosmetic repairs, e.g. painting, including necessary preparatory work, in the interior of the building during the duration of the rental period at his expense. These are normally to be carried out at an interval of 5 years after initiation of the rental or after the last cosmetic repairs were carried out. The tenant may exceed this interval if it is objectively unnecessary to make cosmetic repairs at the expiration of this time period. The building shall be handed over in accordance with the transfer protocol in newly renovated condition with new lighting elements.

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When making cosmetic repairs, the same materials with the same quality are to be used as were present upon moving in. The tenant shall receive a description of the pure acrylic latex façade paint, polyurethane lacquer, etc. recommended by the landlord,

§ 11.5 For termination of the tenancy, §15.1 of this contract applies.

§ 12 Liability of the contracting parties / Insurance

12.1 The tenant shall carry liability insurance for the operation of warehouse No. 3C, including the surrounding streets, open, parking and other areas.

12.2 The tenant bears the risk for fire, water, including rainwater, storms, break-ins, theft, etc, for the goods brought into the rental areas and for damages to the buildings arising from break-in and theft, as well as vandalism. Upon request, the tenant must prove to the landlord that it has concluded the pertinent insurance. To the extent that a risk cannot be insured by the tenant, the landlord shall contract the insurance. The tenant shall bear the costs (premiums) arising from this.

12.3 The landlord carries the building fire insurance with respect to the empty building. The tenant carries the increase in premium that arises from the building fire insurance. The landlord shall present the tenant with the building fire insurance premium and also calculate the increase for the tenant, presenting a copy of the premium invoice. The additionally calculated premium amount is due upon billing.

12.4. Waiver of recourse:

In the case of injury to persons or damages to things, or assets for which the landlord or WIDEFLEX GmbH and their employees are responsible, e.g. fire or explosion, the tenant and his insurance waive claims against these, in so far as the total damage exceeds the coverage obligation of the landlord’s liability insurance as well as that of WIDEFLEX. This coverage obligation amounts to € 5.0 million for personal injury + material damages, € 0.5 million for property damages. The tenant is to prove waiver of recourse to his insurance upon request by the landlord.

§ 13 Arbitration Agreement

For the elimination of disagreements between tenant and landlord over the amount of the rent, repair costs, etc. the following court of arbitration agreement is concluded:

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Each side shall name a BTE expert as a referee. These will pick another BTE expert before the beginning of the procedure as a chief referee. Both referees will prepare an expert opinion together and try to agree. If no agreement should come about, the chief referee shall decide bindingly and finally.

The costs of the procedure are carried by both sides, shared equally by way of amicable agreement. Upon a decision by the chief referee, the losing party shall carry the costs.

§ 14 Letter of intent

For the protection of all claims of GFW Vermögensverwaltung, Georg + Fritz Wissler GbR from this lease, the tenant’s parent company, Bruker Biospin GmbH, Rheinstetten, is to hand over a letter of intent in the amount of €30,000.00.

Since the letter of intent already handed over to lease buildings 3a/b in the amount of €160,000.00 dated 07/23/2003 will expire on the basis of its temporal deadline on the 12/31/2008, the tenant and landlord agree that, instead of a new additional letter of intent, the tenant shall hand over identical similar total letter of intent for buildings 3a/b + partial area 3C in the amount of €190,000.00 to take effect on 01/01/2009.

§ 15 Termination of tenancy / Return

15.1 At the end of the tenancy, the tenant shall carry out the cosmetic repairs due and not yet executed according to § 11.4 upon request of the landlord before returning the rental premises in so far as these are necessary to return the rental premises in a suitable condition according to the contract.

15.2 The landlord shall be reimbursed for repair costs for the elimination of damages to the rental premises that originated in the course of dismantling the tenant’s business facilities.

15.3 The premises are to be handed over with new lighting elements. Upon return of the rental premises, the tenant shall refund the cost for the necessary replacement of lighting elements with new ones.

15.4 The regulations agreed upon in § 10 of this contract apply to any structural changes that may have been performed.

15.5 The participants shall prepare and sign a written transfer record for return of the rental premises. The condition of the rental premises upon return must follow from this.

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§ 16 Other Agreements

16.1 For important reasons, the landlord or those commissioned by him are entitled to view the rental premises during office hours after prior timely announcement.

16.2 WIDEFLEX GmbH is entitled to enter the rental areas for the purpose of conducting service work and readings at the end of the month.

16.3 For opening hall 3C in the event of danger (fires, broken water pipes, blackouts, etc.), the tenant shall give WIDEFLEX GmbH a set of keys in a sealed envelope, which will be stored in the safe.

The General Manager of WIDEFLEX GmbH shall use this key only in the event of immediate danger and under supervision. On the following day, the usage shall be reported to the tenant and the keys will again be handed over to WIDEFLEX GmbH for storage in a re-sealed envelope. The tenant has the right to inspect the seal.

16.4 Only the landlord’s General Manager, Mr. Georg A. Wissler, Babenhäuser Strasse 4. 63762 Grossostheim. is authorized to make legally valid statements to the tenant and to receive all declarations on the part of the tenant vis-à-vis the landlord. This shall also apply in the event the landlord appoints another General Manager.

16.5 Should any provision of this contract be or become invalid, the remaining provisions shall remain unaffected thereby. In such a case the parties will negotiate with each other with the aim of agreeing to such an effective provision as the parties would have agreed to had they known of the defect at the time the contract was signed, in order to achieve the same economic result. The same applies to filling open or hidden gaps in this contract.

16.6 Changes and additions to this contract, as well as cancellation of the contract, must be in writing to be valid. This also applies to the permanent or case-by-case annulment of the clause requiring the written form. Changes and additions as well as cancellation must be designated as such and signed by the representatives of the contracting parties who are authorized to do so. The written form named in sentence 1 is not met by statements sent by e-mail or in electronic form.

16.7 Hanau is the site of jurisdiction and venue and place of performance for all obligations arising from this contract for both contracting parties.

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16.8 ENCLOSURES:

Enclosed in this contract:

1)	No. 1034a	Area plan of Hanau Industrial Park

2)	No. 1034b	Layout of hall 3C

3)	No. 1034c	Ground plan of hall 3C

4)	No. 1034d	Side views of hall 3C, front and rear view

5)	No. 1034e	Cross + longitudinal section of hall 3C

6)	Photo: sample load distribution rail

Grossostheim, 01/21/2008	Hanau, 07/31/2008

/s/ Georg A. Wissler	/s/ Burkhard Prause
GFW Vermögensverwaltung	EAS European Advanced
Georg A. + Fritz Wissler GbR	Superconductors GmbH & Co. KG

Georg A. Wissler	Burkhard Prause
Printed name	Printed name

Grossostheim, 07/21/2008
/s/ Georg A. Wissler

WIDEFLEX GmbH

Georg A. Wissler
Printed name

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Copy: Bldgs. 3A, 3B, 3C Addendum 1 dated 01/23/2009

ADDENDUM NO. 1

Between

1.   GFW VERMÖGENSVERWALTUNG Georg and Fritz Wissler GbR

Babenhäuser Strasse 4, 63762 Grossostheim

Telephone 06026/9747-0, Fax 06026/974740,

represented by the General Manager Mr. Fritz Wissler

- Landlord -

2.   WIDEFLEX GmbH

Stockstädter Str. 19, 63762 Grossostheim

Telephone 06026/9747-0, Fax 06026/974740,

represented by the General Manager Mr. Fritz Wissler

- WIDEFLEX -

and

3.   the firm of Bruker EAS GmbH,

Ehrichstr. 10, 63450 Hanau

Telephone 06181/4384-4100, Fax 06181/4384-4400,

represented by its General Managers, Dr. Burkhard Prause and Dr. Klaus Schlenga

- Tenant -

A lease covering hall 3B and building 3A and was concluded between the landlord and European Advanced Superconductors GmbH & Co. KG on 07/11 - 07/24/2003, and a lease covering a partial area of hall 3C in the Hanau Industrial Park, Hafenstrasse 15/Ehrichstrasse 10, 63450 Hanau was concluded on 07/21 - 07/31/2008. Between WIDEFLEX and European Advanced Superconductors GmbH & Co. KG there exist, in accordance with § Ill, Paragraph 5.b of the lease of 07/11 - 07/24/2003 as well as § 5 of the lease of 07/21 - 07/31/2008, supply contracts for electricity for buildings 3A/B and the partial area of hall 3C in the Industrial Park in Hanau at Ehrichstrasse 10, 63450 Hanau.

The following Addendum No. 1 is agreed upon:

§ 1 Corporate legal changes by the tenant

Due to the withdrawal of European Advanced Superconductors Verwaltungs GmbH (now: Bruker EAS GmbH) from the European Advanced Superconductors GmbH & Co. KG (hereinafter EAS GmbH & Co. KG) as sole unlimited partner

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on September 30, 2008, at 11:59 pm, in accordance with §§ 161, 105 of the Commercial Code in conjunction with § 738 of the German Federal Civil Code (Bürgerliches Gesetzbuch, BGB) by way of total legal succession, all assets of EAS GmbH & Co. KG have accrued to Bruker BioSpin GmbH as sole limited partner of EAS GmbH & Co. KG. Consequently, all business operations of EAS GmbH & Co., including all assets, obligations and contractual and legal relationships associated with it were passed from Bruker BioSpin GmbH to Bruker EAS GmbH, so that all business operations of EAS GmbH & Co. in their totality were passed to Bruker EAS GmbH by way of partial universal succession (spin-off for acquisition pursuant to § 123, Paragraph 3, No. 1, §§ 125, 138 ff., 46 ff. of the Reorganization Act (Umwandlungsgesetz, UmwG)).

Therefore, by virtue of these procedures, all assets and obligations, as well as contractual and legal relationships, associated with the business operation of EAS GmbH & Co. KG are transferred to Bruker EAS GmbH without the need for a separate transfer of individual assets and obligations, as well as contractual and legal relationships, or the consent of a third party.

For this reason, the contractual relationships in accordance with Attachments 1a and 1b that originally existed between GFW Vermögensverwaltung Georg and Fritz Wissler, GbR and EAS GmbH & Co. KG are transferred to Bruker EAS GmbH.

The supplier contracts for electricity concluded between EAS GmbH & Co. KG and WIDEFLEX in accordance with §III, Paragraph 5.b, of the lease of 07/11 - 07/24/2003 as well as § 5 of the lease of 07/21 - 07/31/2008 are also included in the transfer of these contractual relationships.

§2 Letter of Intent

With respect to the lease dated 07.11/07 — 24/2003 covering hall 3B and building 3A in the Industrial Park in Hanau, Ehrichstrasse 10, 63450 Hanau, on the 07/23/2003 the parent company of European Advanced Superconductors GmbH & Co. KG, namely Bruker BioSpin GmbH, Rheinstetten, submitted a letter of intent in the amount of €160,000.00, that expires on 12/31/2008.

In accordance with § 14 of the lease of the 07/21 - 07/31/2008, Bruker EAS GmbH is obligated to submit a full letter of intent from its parent company, at that point in time, Bruker BioSpin GmbH, for buildings 3A/B and the partial area in hall 3C, effective as of 01/01/2009 in the amount of €190,000.00 for the security of the landlord’s claims from the two leases.

Within the context of the comprehensive restructuring of the Bruker group under corporate law, Bruker EAS GmbH was sold in-house from Bruker BioSpin GmbH to Bruker Advanced Supercon Corporation, USA, on 12/19/2008. For this reason, Bruker BioSpin GmbH is no longer available for a letter of intent.

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Within two weeks after signing this contract, the tenant must therefore submit to the landlord a directly enforceable, unconditioned, time-unlimited, surety payable on first demand drawn on a major German bank, savings bank or public regional bank in the amount of €150,000.00. The landlord shall accept the surety in place of the agreed upon letter of intent in accordance with § 14 of the lease of 07/21 - 31/2008.

The tenant bears sole responsibility for the commission on the deposited security.

§3 Attachments

Enclosed with this contract are:

Attachment 1a: Lease of 07/11 - 07/24/2003

Attachment 1b: Lease of 07/21 - 07/31/2008

§4

Otherwise, all conditions of the lease of the 07/11 - 07/24/2003 and the lease of the 07/21 - 07/31/2008 still apply unchanged

Grossostheim, 1/23/2009	Hanau, 02/02/2009

/s/ Georg A. Wissler	/s/ Burkhard Prause
/s/ Fritz Wissler	/s/ Klaus Schlenga
GFW VERMÖGENSVERWALTUNG	Bruker EAS GmbH
Georg + Fritz Wissler GbR	represented by its General Managers

Georg A. Wissler	Burkhard Prause
Fritz Wissler	Klaus Schlenga
Printed name	Printed name

Grossostheim, 1/23/2009

/s/ Georg A. Wissler
/s/ Fritz Wissler
WIDEFLEX GmbH

Georg J. Wissler
Fritz Wissler
Printed name

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Copy: Bldgs. 3A + B Addendum 2 dated 10/16/2008

ADDENDUM NO. 2

between

GFW VERMÖGENSVERWALTUNG Georg and Fritz Wissler GbR,

Babenhäuser Strasse 4, 63762 Grossostheim

Telephone 06026/9747-0, Fax 06026/974740,

represented by General Manager Georg A. Wissler

- Landlord -

and

the firm of Bruker EAS GmbH, Ehrichstr. 5, 63450 Hanau,

represented by its General Managers, Dr. Burkhard Prause and Dr. Klaus Schlenga

- Tenant -

there exists the primary lease of 07/11 — 7/24/2003 covering hall 3B and building 3A, as well as Addendum No. 1 of 10/08/2008 concerning hall 3B, building 3A and a partial area of hall 3C in the Hanau Industrial Park, Hafenstrasse 15 / Ehrichstrasse 10, 63450 Hanau.

The following Addendum 2, referring to the primary lease pertaining to hall 3B and building 3A, is agreed:

§1 Rent / Additional expenses plus the applicable VAT in each case

The tenant has exercised his option in accordance with §II, Paragraph 6, of the primary lease and extended the tenancy for 3 years, i.e. from 01/1/2009 through 12/31/2011.

The valid rent as of 01/01/2009 is re-established in loyal negotiation as follows:

1. Rent

The monthly rent is compiled as follows:

a) Ground-level storage area - hall 3B

2,871 m2 @ €3.80	€10,909.80

amount carried over	€10,909.80

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amount carried forward	€10,909.80

b) office + common areas - building 3A
Ground floor	250 m2
2nd floor	245 m2
3rd floor	244 m2

739 m2 @ € 6.50		€4,803.50

c) storage area and receiving - hall 3B
69 m @ € 2.00 = € 138.00
Unrented, but tenant must clean

d) asphalted wrap-around area
Hall yard side
50 x 5 m = 250 m2 @ € 1.00	€250.00

e) truck parking spaces on the ramp
3.0 m x 20 m. 2 spaces @ € 220.00 = € 440.00
Unrented, but tenant must clean

f) automobile parking spaces
Asphalted marked automobile parking spaces
Front of office building 3A (block reduction)
20 sections @ € 20.00	€400.00

Net monthly rent	€16,363.30

plus 19% VAT	€3,109.03

Gross monthly rent	€19,472.33

2.       The rent payment shall begin on 01/01/2009.

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All remaining conditions of the lease of 07/11 - 07/24/2003 are still valid and unchanged, as well as Addendum No. 1 of 08/10/2008.

Grossostheim, 10/16/2008,	Hanau 12/15/2008

/s/ Georg A. Wissler	/s/ Burkhard Prause
/s/ Peter Unvericht

GFW VERMÖGENSVERWALTUNG	Bruker EAS GmbH,
Georg + Fritz Wissler GbR	represented by its General Managers

Georg A. Wissler	Burkhard Prause
Peter Unvericht

Printed name	Printed name

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